 Exhibit 99.1

PPK Investment Group, Inc. and MJ Harvest, Inc. Execute Final Agreement to Acquire a Minority Ownership Interest in WDSY, LLC (Weedsy) and a Brand Development Agreement for Weedsy Branded Products

LAS VEGAS, NV /October 13, 2021 / MJ Harvest, Inc. (“MJHI”) (OTCQB:MJHI) announced today that MJHI and its portfolio company PPK Investment Group, Inc. (“PPK”) executed a final binding agreement to acquire 10% of WDSY, LLC (“Weedsy”), a cannabis brand in California currently sold in over 50 dispensaries. As part of the agreement, MJHI and PPK have also signed a brand development agreement with Weedsy. The initial term of the brand development agreement is 5 years and is automatically renewable for additional five-year terms unless terminated by us or unless terminated by Weedsy if we fail to meet certain performance objectives. Weedsy sells pre-rolled branded cannabis products packed with organic cannabis flower, kief and THC distillate throughout California.

Pursuant to the binding agreement and effective as of the date of this press release, MJ Harvest has acquired 10% of Weedsy. The price for the first tranche is $200,000 payable in shares valued at the closing price of the shares on the OTCQB on October 8, 2021. The second tranche, which is an earnout amount pursuant to the expected growth of Weedsy, will be paid in shares no later than the two-year anniversary of the execution of the agreement. The amount of the second tranche will be calculated as 10% of 1X (one times) Weedsy 12-month trailing broad channel product sales generated by licensed distributors in all states, less the initial payment of $200,000. The second tranche’s terms reflect the expected growth of Weedsy products over the next 2 years.

MJHI and PPK will work in conjunction with Weedsy to develop Weedsy product lines on an exclusive basis in Oklahoma and South Dakota. Under the terms of the signed agreement, Weedsy will provide PPK and MJHI with product formulations, manufacturing specifications, promotion, advertising methods and package design. Both sides agree that PPK has certain expertise in manufacturing and production. MJHI/PPK have agreed to fully cooperate with WEEDSY to allow access for WEEDSY personnel to its facilities and personnel from time to time for training purposes and shall reasonably assist WEEDSY in its facilities in Oklahoma and South Dakota for the purposes of training Weedsy’s personnel. Development of new Weedsy products will be the responsibility of Weedsy and both parties will work together to maintain best manufacturing processes. The territory of the agreement may be expanded from time to time beyond the States of Oklahoma and South Dakota pursuant to mutual agreement by the parties.

MJHI and PPK will pay Weedsy a royalty of 10% of all net sales of Weedsy products sold by MJHI and PPK. MJHI and PPK will also apply 5% of all net revenues to marketing of the Weedsy products sold by MJHI and PPK in Oklahoma and South Dakota to accelerate the growth of Weedsy branded products in Oklahoma and South Dakota.

Patrick Bilton, Chief Executive Officer of MJ Harvest commented, “We are thrilled that we have executed this agreement with WDSY, LLC. The equity investment in Weedsy is an excellent opportunity for our company to not only partner with Weedsy but to benefit from their success and ours and PPK’s manufacturing expertise and sales channels. We fully anticipate the relationship between our company, PPK and Weedsy will provide significant value for all parties. We will continue to focus on manufacturing, marketing, and selling quality products.”

“A key element of Weedsy’s growth strategy is to partner with proven operators in legal states through licensing deals that allow rapid expansion of our brand and its products,” stated Raymond Yang, Weedsy’s CEO. “We’ve already built a strong connection to MJHI/PPK’s operations in multiple states and look forward to rapid deployment of the brand across all their distribution channels.”

PPK is currently operating in Oklahoma and South Dakota, is in the process of expanding into Arizona and California and is exploring several other expansion opportunities in various other markets.

About Weedsy:

Weedsy is a growing California cannabis brand, focused on exemplifying the cannabis lifestyle with single-use, mini pre-rolls for a one-and-done elevated experience. The brand’s rapid success has been driven by potent product at an accessible price, as well as a unique, consumer-friendly, fruit-flavor line-up. Based in Los Angeles, Weedsy intends to soon expand from Southern California into a Northern California distribution hub, as well as into other states through partnered licensing deals.

For more information about Weedsy, please visit the Weedsy website at http://www.weedsy.com

About MJ Harvest Inc.

MJ Harvest Inc. (a/k/a MJHI) cultivates, harvests, manufactures and sells cannabis products through its growing relationship with PPK Investment Group Inc. (“PPK”). PPK sells and markets cannabis flower and edibles throughout Oklahoma. PPK is also participating in a comprehensive cannabis joint venture agreement with FSST Pharms LLC which is wholly owned by the Flandreau Santee Sioux Tribe of Flandreau, South Dakota. MJHI currently owns 25% of PPK with options to acquire 100% of PPK Investment Group at any time prior to March 31, 2023, provided any increase can then be accomplished in accordance with Oklahoma law.

MJHI also acquires and markets products and technologies that are designed to benefit growers and processors in the horticultural and agricultural industries. MJHI launched www.procannagro.com to provide a professionally designed and maintained web-based marketing outlet for the company’s brands and technologies.

Forward-Looking Statements

This press release contains forward-looking statements and information. Although the forward- looking statements in this release reflect the good faith judgment of management, forward- looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. No assurances are, or can be given, that the above-described agreement will result in successful product sales. Certain conditions to such success, such as government regulations, increased competition, product supplies, and others are outside of the parties’ control and the parties cannot provide any assurance that the relationship will be successful. The Company assumes no obligation to update any forward-looking statement to reflect any event or circumstance that may arise after the date of this release.

CONTACT:

MJ Harvest, Inc.

9205 West Russell Rd., Ste. 240 Las Vegas, NV 89148 Telephone: 954.519.3115 Tcktsllc@earthlink.net @HARVESTMJ